SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                   ----------

                                   SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. )(1)


                              PRIME CELLULAR, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                                     741916
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         | | Rule 13d-1(d)




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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

----------------                                               -----------------
CUSIP No. 741916                         13G                   Page 2 of 5 Pages
----------------                                               -----------------


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     ROZZI, SAMUEL A.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           447,525
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          Not Applicable
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         447,525
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            Not Applicable
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     447,525

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 5 Pages

Item 1(a).     Name of Issuer:

               PRIME CELLULAR, INC.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               580 Marshall Street
               Phillipsburg, NJ  08863

Item 2(a).     Name of Person Filing:

               This Schedule 13G is filed on behalf of Samuel A. Rozzi (the "Reporting Person").

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               c/o Corporate National Realty
               7600 Jericho Turnpike
               Woodbury, New York 11797

Item 2(c).     Citizenship:

                United States

Item 2(d).     Title of Class of Securities:

               Common Stock, $.01 par value

Item 2(e).     CUSIP Number:

               741916

Item 3.        Type of Reporting Person:

               (a) - (j): Not Applicable

               If this statement is filed pursuant to Rule 13d-1(c), check this box |X|



                                Page 3 of 5 Pages

Item 4.  Ownership:

          (a)  Amount Beneficially Owned:

               447,525

          (b)  Percent of Class:

               7.3%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                    447,525

               (ii) shared power to vote or to direct the vote:

                    Not Applicable

               (iii) sole power to dispose or to direct the disposition of:

                    447,525

               (iv) shared power to dispose or to direct the disposition of:

                    Not Applicable

Items 5-9.     Not Applicable


                                Page 4 of 5 Pages

Item 10. By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1999



                                                        /s/ Samuel A. Rozzi
                                                       -------------------------
                                                            Samuel A. Rozzi


                                Page 5 of 5 Pages